SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: May 12, 2004
(Date of earliest event reported)

The viaLink Company

(Exact name of Registrant as specified in its Charter)

Delaware	000-21729	73-1247666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13155 Noel Road, Suite 300, Dallas, Texas 75240
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 934-5500

Item 5. Other Events and Item 9. Regulation FD Disclosure

Item 5. Other Events and Item 9. Regulation FD Disclosure

The viaLink Company (OTCBB: VLNK), the leading provider of synchronization and scan based trading services to the retail supply chain today reported results for the first quarter ended March 31, 2004.

Subscription revenue in the first quarter was $1,163,000, representing a 55% increase over the first quarter of 2003 and a 6% increase over the fourth quarter of 2003. Total revenue for the quarter was $1,202,000, increasing by 43% over the first quarter 2003 but down slightly from the total revenue in the fourth quarter of 2003 due to decreases in implementation fees.

Total operating expenses in first quarter were $2.0 million, including $0.2 million of depreciation, amortization and non-cash stock compensation. Operating expenses decreased from the levels recorded in the previous two quarters and are 34% lower than the operating expenses of $3.0 million in the first quarter of 2003. The company reported a net loss of $2.0 million and net loss applicable to common stock of $2.3 million, or $0.01 per share, which includes $1.3 million of non-cash interest expense on notes payable and $0.3 million in dividends on Series D preferred stock. The loss from operations for the first quarter decreased again to less than $800,000 including non-cash stock compensation. This compares to over $2.1 million for the first quarter of 2003 and $800,000 for the fourth quarter of 2003. Cash used in operating activities decreased to less than $900,000 during the first quarter as compared to $1.6 million used in the prior year first quarter and $1.0 million in the fourth quarter of 2003.

“The company continues to make progress in growing subscription revenues. The operating losses are declining and the monthly cash burn is at its lowest level in some time.” said Brian Carter, CFO of viaLink. “We believe that the expenses that remain are generally fixed through the middle of 2004 thus substantially all of the revenue growth should fall straight to the bottom line.”

“We are pleased with the continued growth in our subscription revenues”, said Bob Noe; CEO of viaLink. “This growth came from 16 new service agreements during the quarter, but more importantly, primarily in the form of subscriptions. We view this revenue more favorably because of its predictability.”

“As we mentioned last quarter, there was substantial activity with AutoZone and our support of their automotive aftermarket Pay-On-Scan program which carried over into the first quarter”, added Noe. “This community, along with our other CPG/Grocery communities, continue to fuel the growth of our subscription revenues as they expand their trading relationships using viaLink services.”

Highlights for the first quarter include:

•	Growth of service agreements: The company had 19 service agreements with new customers or amended services with existing customers during the quarter.

•	Growth of advanced commerce services: the use of viaLink’s sbtLink scan based trading and viaLink Invoicing services continued in the first quarter to be the fastest growing segment of our business. The number of store-supplier connections using the services grew from 58,226 to 110,636 during Q1 of 2004.

The company’s chief executive officer, Bob Noe, and chief financial officer, Brian Carter, will host an investor conference call today at 4:30 p.m. Eastern Time, to review the company’s results. The call will be broadcast live over the Internet and can be accessed by visiting www.vialink.com. For those who are not able to listen to the live broadcast, the conference call will be archived for 30 days and accessed through www.vialink.com.

The viaLink Company (OTCBB: VLNK) provides standards-compliant advanced Internet-based services to the retail supply chain. We help progressive manufacturers, suppliers, distributors, brokers/agents, and retailers improve the profitability of their trading relationships, increase sales and serve their customers more effectively. For more information about viaLink’s data synchronization, scan based trading, supply chain visibility and EAN Global Registry and publication solutions, call (972) 934-5500 or visit viaLink’s website: www.vialink.com.

This release contains forward-looking statements that involve risks and uncertainties. The viaLink Company resembles a development stage company, which has commenced its planned operations but is only beginning to generate significant revenue. Risk factors affecting our business have been detailed in viaLink’s filings with the Securities and Exchange Commission.

(TABLES FOLLOW)

The viaLink Company
Condensed Consolidated Statements of Operations

	For the Three Months Ended
	March 31,
	2004	2003
	(UNAUDITED)
Revenues:
Subscription	$1,162,881	$751,956
Implementation	38,883	88,575

Total revenues	1,201,764	840,531
Customer operations	859,254	983,966
Development	407,480	537,889
Selling and marketing	202,416	528,222
General and administrative	310,119	692,383
Non-cash stock compensation	81,250	—
Depreciation and amortization	100,608	221,836

Total operating expenses	1,961,127	2,964,296
Loss from operations	$(759,363)	$(2,123,765)
Interest expense, net	(1,278,572)	—

Net Loss	$(2,037,935)	$(2,123,765)

Dividends on Preferred Stock:
Warrants and beneficial conversion feature	—	(1,260,000)
Stated dividends	(302,570)	—

Net loss applicable to common stock	$(2,340,505)	$(3,383,765)

Net loss, per common share:
Basic and diluted	$(0.01)	$(0.01)
Net loss applicable to common stock per common share:
Basic and diluted	$(0.01)	$(0.02)
Weighted average shares outstanding:
Basic and diluted	182,624,625	167,118,321

The viaLink Company
Condensed Consolidated Balance Sheets
As of March 31, 2004 and December 31, 2003

	March 31,	December 31,
	2004	2003
	(UNAUDITED)
ASSETS
Cash and short-term investments	929,350	885,860
Accounts receivable, net	929,350	885,860
Other current assets	143,336	165,831

Total current assets	1,325,360	1,213,354
Other assets, net	131,696	218,309

Total assets	$1,457,056	$1,431,663

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and other current liabilities	$626,599	$849,090
Deferred revenue	64,468	85,079
Notes payable, current net of discount	4,485,909	3,358,349
Capital lease liabilities	173,863	229,549

Total current liabilities	5,350,839	4,522,067
Common Stock	191,220	181,573
Series D Preferred Stock	9,974,850	9,974,850
Additional paid in capital	83,205,960	81,981,051
Accumulated deficit	(97,265,813)	(95,227,878)

Stockholders’ deficit	(3,893,783)	(3,090,404)

Total liabilities and stockholders’ deficit	$1,457,056	$1,431,663

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The viaLink Company
Date: May 12, 2004	By:	/s/ Brian Carter
Brian Carter
Vice President and Chief Financial Officer